             This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase, dated May 9, 2000, and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.


                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

                                       of

                              QUALITY DINING, INC.

                                       at

                               $5.00 Net Per Share

                                       by

                              QDI ACQUISITION LLC,
                          a wholly-owned subsidiary of

                                    NBO, LLC


                  QDI Acquisition LLC, a Delaware limited liability company (the "Purchaser") and wholly-owned subsidiary of NBO, LLC, a Michigan limited liability company (the "Parent"), is offering to purchase (i) all outstanding shares of common stock, without par value (the "Shares"), of Quality Dining, Inc., an Indiana corporation (the "Company"), at a price of $5.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 9, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), and
(ii) unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied, the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 27, 1997 (as amended, the "Rights Agreement"), between the Company and KeyCorp Shareholder Services, Inc., as Rights Agent. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to Rights shall include all benefits that may inure to the holders of Rights pursuant to the Rights Agreement.

                  The members of the Parent are Jerome L. Schostak, David W. Schostak, Robert I. Schostak and Mark S. Schostak.

                  UNLESS THE RIGHTS ARE REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY, OR THE PURCHASER IS SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED SECOND-STEP MERGER (COLLECTIVELY, THE "RIGHTS CONDITION"), SHAREHOLDERS ARE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 3 OF THE OFFER TO PURCHASE. UNLESS THE DISTRIBUTION DATE (AS DEFINED IN THE OFFER TO PURCHASE) HAS OCCURRED, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

                  The purpose of the Offer is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The Parent currently intends, immediately following consummation of the Offer, to seek to have the Company consummate a merger or similar business combination with the Purchaser or another direct or indirect wholly-owned subsidiary of the Purchaser (the "Merger"), pursuant to which each then outstanding Share (other than Shares held by the Purchaser, the Parent or any of their respective wholly-owned subsidiaries, treasury shares and Shares held by shareholders who properly exercise dissenter's rights available to them under Chapter 44 of the Indiana Business Corporation Law (the "IBCL")) would be converted into the right to receive in cash the price per Share paid by the Purchaser pursuant to the Offer. If the Purchaser and the Parent collectively own at least 90% of the outstanding Shares following the consummation of the Offer or otherwise, the Purchaser intends to attempt to effect the Merger pursuant to the "short-form merger" provisions of Section 23-1-40-4 of the IBCL immediately following the purchase of the Shares in the Offer.



--------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 5, 2000, UNLESS THE OFFER IS EXTENDED (AS EXTENDED, THE
                              "EXPIRATION DATE").

--------------------------------------------------------------------------------

                  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE NUMBER OF SHARES BENEFICIALLY OWNED BY THE PURCHASER AND THE PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE

OF PURCHASE, (2) THE RIGHTS CONDITION BEING SATISFIED, (3) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED PURSUANT TO CHAPTER 43 OF THE IBCL ("THE BUSINESS COMBINATION STATUTE") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE BUSINESS COMBINATION STATUTE IS INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (4) THE PURCHASER BEING ABLE TO VOTE THE SHARES ACQUIRED BY IT PURSUANT TO THE OFFER WITHOUT RESTRICTION OR LIMITATION UNDER CHAPTER 42 OF THE IBCL, (5) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROPOSED MERGER CAN BE CONSUMMATED WITHOUT THE NEED FOR A SUPERMAJORITY VOTE OF THE COMPANY'S SHAREHOLDERS PURSUANT TO ARTICLE VIII OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION, (6) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE OFFER, REPRESENTATIVES OF THE PURCHASER WILL CONSTITUTE A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY AND (7) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, UPON CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER, THE COMPANY WILL NOT BE IN DEFAULT UNDER ANY INSTRUMENT EVIDENCING THE COMPANY'S THEN OUTSTANDING INDEBTEDNESS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 14 OF THE OFFER TO PURCHASE.

                  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to Wilmington Trust Company (the "Depositary"), of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purposes of receiving payment from the Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and, if the Distribution Date has occurred, certificates for (or a timely Book-Entry Confirmation with respect to) the associated Rights (unless the Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

                  Except as otherwise provided below, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 7, 2000 (or such later date as may apply in case the Offer is extended). A withdrawal of Shares will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address as set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and (if certificates have been tendered) the name of the registered holder of the Shares and Rights to be withdrawn, if different from the name of the person who tendered such Shares and Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding.

                  Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares and Rights previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares and Rights. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHTS TO EXTEND THE OFFER.

                  Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) delay acceptance for payment of or, regardless of whether such Shares or Rights were theretofore accepted for payment, payment for any Shares or Rights pending receipt of any regulatory or governmental approvals specified in Section 15 of the Offer to Purchase, (2) terminate the Offer (whether or not any Shares or Rights have theretofore been accepted for payment) if any of the conditions referred to in
Section 14
of the Offer to Purchase have not been satisfied or upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase and (3) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Following the purchase of Shares in the Offer, there may be a Subsequent Offering Period (as defined in the Offer to Purchase) lasting for at least three and not more than twenty business days; shareholders who tender Shares during a Subsequent Offering Period will not have the right to withdraw their Shares during such Subsequent Offering Period.

                  The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

                  A request is being made to the Company pursuant to Rule 14d-5 under the Securities Exchange Act of 1934, as amended, for the use of the Company's shareholder list, its list of holders of Rights, if any, and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and Rights and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list and list of holders of Rights, if applicable, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and Rights.

                  THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                  Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent, as set forth below, and copies will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent for soliciting tenders of Shares and Rights pursuant to the Offer.

                     The Information Agent for the Offer is:

                                    MACKENZIE
                                 PARTNERS, INC.


                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll Free (800) 322-2885


May 9, 2000